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EXHIBIT 21.1

Subsidiaries of Digital Domain Media Group, Inc.

Subsidiaries	State of Incorporation or Organization
Digital Domain Stereo Group, Inc.	Florida
DD Land Holdings, LLC	Florida
DD Land Holdings II, LLC	Florida
Digital Domain	Delaware
Digital Domain Institute, Inc.	Florida
Digital Domain International, Inc.	Florida
Tradition Studios, Inc.	Florida

Subsidiaries of Digital Domain

Subsidiaries	State of Incorporation or Organization
Digital Domain Productions, Inc.	Delaware

Subsidiaries of Digital Domain Productions, Inc.

Subsidiaries	State or other Jurisdiction of Incorporation or Organization
D2 Software, Inc.	Delaware
DD Entertainment Productions, Inc.	California
Digital Domain Productions (Vancouver), Ltd.	British Columbia, Canada
Digital Domain Productions (Sydney) Pty Ltd.	New South Wales, Australia
Mothership Media, Inc.	California

Subsidiaries of DD Entertainment Productions, Inc.

Subsidiaries	State or other Jurisdiction of Incorporation or Organization
Instant Karma Films, LLC	California

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  EXHIBIT 21.1
Subsidiaries of DD Entertainment Productions, Inc.